Exhibit 99.1

Xerox Names Steve Bandrowczak President and Chief Operations Officer

NORWALK, Conn., June 21, 2018 – Xerox (NYSE: XRX) announced today the appointment of Steve Bandrowczak as president and chief operations officer, and a member of the company’s Executive Committee, effective June 25, 2018.

Bandrowczak will be responsible for developing and executing a global operations strategy in the company’s business support functions, including product and service delivery, customer billing, information technology, global procurement and real estate.

“Steve brings a track record of growing businesses and enhancing competitiveness through a combination of innovation, technology and operational rigor,” said John Visentin, Xerox vice chairman and chief executive officer. “His breadth of experience across the product and service delivery chain will be essential to generating value for our shareholders and building more effective and efficient ways to serve our customers.”

Bandrowczak joins Xerox from Alight Solutions, where he was the chief operating officer and chief information officer, responsible for the company’s global supply chain, shared services, product development, transformation office, accounts payable, I/T strategy and operations, enterprise risk management and real estate.

Prior to his experience at Alight Solutions, Bandrowczak was the president of Telecommunication Media and Technology at Sutherland Global Services. He previously served as the senior vice president for Global Business Services at Hewlett-Packard Enterprises, where he transformed its 16,000-employee shared service organization into a highly efficient operation with a focus on automation, business intelligence and labor optimization.

“Xerox is an iconic brand with a legacy of innovative technologies,” said Bandrowczak. “Joining the company at this time affords me the opportunity to help shape the next iteration of a global leader.”

During his career, Bandrowczak has held senior leadership positions for various multi-billion-dollar global companies, including Avaya, Nortel, Lenovo, DHL and Avnet.

Bandrowczak holds a Bachelor of Science degree in Computer Science from Long Island University, New York.

About Xerox

Xerox Corporation is a technology leader that innovates the way the world communicates, connects and works. We understand what’s at the heart of sharing information – and all of the forms it can take. We embrace the integration of paper and digital, the increasing requirement for mobility, and the need for seamless integration between work and personal worlds. Every day, our innovative print technologies and intelligent work solutions help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

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Media Contact:

Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

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